Exhibit 99.1

Support.com Adopts Tax Benefits Preservation Plan to Protect Tax Assets

Stockholders to Vote on Tax Benefits Preservation Plan at 2016 Annual Meeting

Redwood City, Calif. – April 21, 2016 – Support.com, Inc. (NASDAQ:SPRT), makers of award-winning Cloud software (formerly “Nexus”) for Support Interaction Optimization and a leading provider of tech support and turnkey support center services, today announced that its Board of Directors has approved the adoption of a tax benefits preservation plan (or “the plan”) in the form of a Section 382 Rights Agreement designed to protect and preserve the long-term value of certain tax assets primarily associated with net operating loss carryforwards.

The tax benefits preservation plan replaces Support.com’s current limited duration stockholder rights plan, which has been terminated. Support.com intends to submit the tax benefits preservation plan, which is similar to tax benefits preservation plans adopted by many other public companies with significant tax assets, for stockholder ratification at its 2016 Annual Meeting of Stockholders.

As of December 31, 2015, Support.com had approximately $126.2 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could potentially be utilized in certain circumstances to offset Support.com’s future taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in Support.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which Support.com filed with the Securities and Exchange Commission (“SEC”) on March 7, 2016.

Section 382 of the Internal Revenue Code imposes limitations on the future use of a company’s NOLs if it undergoes an “ownership change.” Support.com’s ability to benefit from its tax assets would be substantially limited by Section 382 if an “ownership change” occurred. A company experiences an “ownership change” for tax purposes if the percentage of stock owned by one or a group of its 5% stockholders (as defined for tax purposes) increases by more than 50 percentage points over a rolling three-year period over the lowest percentage of stock of such corporation owned by such stockholders at any time during that period. While Support.com periodically monitors its NOLs and currently believes that an ownership change that would impair the value of its NOLs has not occurred, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has in fact occurred. In addition, some of the limitations associated with Section 382 focus on the relative size of a corporation’s “non-business assets,” or investment assets (including cash, cash equivalents and marketable securities), to its equity value. These rules make Support.com’s commercial risk from a Section 382 limitation triggering event particularly acute given the relative size of its current cash on hand to its market capitalization. As applied to Support.com’s current cash position and current market capitalization, if Support.com was to currently experience an ownership change, it would be subject to Section 382’s “non-business asset” limitation which would result in Support.com permanently losing all $126.2 million of its NOLs.

In order to protect Support.com’s NOLs from being limited or permanently lost under Section 382, the plan is intended to reduce the likelihood of an unintended “ownership change” occurring through the buying and selling of Support.com’s common stock, $.0001 par value per share (the “common stock”). There is no assurance, however, that the tax benefits preservation plan will prevent Support.com from experiencing an “ownership change.”

Under the terms of the plan, Support.com will distribute to its stockholders one preferred stock purchase right for each share of Support.com’s common stock held as of the close of business on May 3, 2016. The plan is intended to act as a deterrent to any person acquiring beneficial ownership of 4.99% or more of Support.com’s outstanding common stock without the approval of the Board. A person who acquires, without the approval of the Board, beneficial ownership of 4.99% or more of Support.com’s outstanding common stock (including any ownership interest held by that person’s “affiliates” and “associates” as defined under the tax benefits preservation plan) could be subject to significant dilution. Stockholders who beneficially owned 4.99% or more of Support.com’s outstanding common stock prior to the first public announcement by Support.com of the plan will not trigger any penalties under the tax benefits preservation plan so long as they do not acquire any additional shares of common stock (other than pursuant to a stock split, reverse stock split, stock dividend, reclassification or similar transaction effected by Support.com) at a time when they still beneficially own 4.99% or more of such common stock. The Board also retains the sole discretion to exempt any person or group from the penalties imposed by the plan.

The preferred stock purchase rights and the tax benefits preservation plan will expire no later than April 20, 2019. The preferred stock purchase rights and the tax benefits preservation plan may also expire on an earlier date upon the occurrence of other events, including a determination by Support.com’s Board that (i) the tax benefits preservation plan is no longer necessary or desirable for the preservation of Support.com’s tax attributes, or (ii) no tax attributes may be carried forward.

The issuance of the preferred stock purchase rights pursuant to the tax benefits preservation plan will not affect Support.com’s reported earnings per share, and such issuance should not be taxable to Support.com or its stockholders.

Additional information with respect to the tax benefits preservation plan will be contained in the related Current Report on Form 8-K and Registration Statement on Form 8-A that Support.com is filing with the SEC. Copies of these documents can be obtained, when available, at the SEC’s internet website at www.sec.gov.

About Support.com

Support.com, Inc. (NASDAQ:SPRT) is the leading provider of cloud-based software (Nexus®) and services to deliver next-generation technical support. Support.com helps leading brands in software, electronics, communications, retail, Internet of Things (IoT) and other connected technology industries deepen their customer relationships. Customers want technology that works the way it’s intended. By using Support.com software and services, companies can deliver a fantastic customer experience, leading to happier customers, a stronger brand and growing revenues.

For more information, please visit www.support.com or follow us on Twitter @support_com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about-us/careers.

Safe Harbor

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements contained in this press release may relate to, but are not limited to, statements regarding our future taxable income, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code and whether the tax benefits preservation plan will reduce the likelihood of such an unintended ownership change from occurring. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in Support.com’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. The forward-looking statements in this press release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, Support.com assumes no obligation to publicly update, amend or clarify its forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by the federal securities laws. Support.com, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information And Where To Find It

Support.com, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting of Stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, filed with the SEC on April 16, 2015. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Support.com intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Support.com stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting of Stockholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2016 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPPORT.COM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Support.com with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.Support.com or by contacting Support.com’s proxy solicitation firm, Mackenzie Partners, Inc., by mail at 105 Madison Avenue, New York, New York 10016, by phone at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885, or by email at proxy@mackenziepartners.com.

© 2016 Support.com, Inc. Support.com, the Support.com logo and Nexus are trademarks or registered trademarks of Support.com, Inc. in the United States and other countries.

Investor Contact

Jacob Moelter

Investor Relations, Support.com

+1.650.556.8595

jacob.moelter@support.com